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                                                                    EXHIBIT 99.1

NEWS RELEASE                                   FOR:  iNTELEFILM CORPORATION
ALEX TASSOS & ASSOCIATES                             Crosstown Corporate Center
CORPORATE & FINANCIAL PUBLIC RELATIONS               6385 Old Shady Oak Rd, #290
17 Stonepointe Dr.                                   Eden Prairie, MN 55344
Escondido, California 92025                          Mark A. Cohn, Chairman
Contact Alex Tassos                                  952-925-8843
760-737-7000______


             MARK A. COHN ELECTED CHAIRMAN OF iNTELEFILM CORPORATION
                           AND ITS WEBADTV SUBSIDIARY


         MINNEAPOLIS, MINN, Sept. 13, 2001 - iNTELEFILM CORPORATION (OTCBB:
FILM), a service provider for the television commercial production industry, today announced that Mark A. Cohn has been elected to the Board of Directors of both iNTELEFILM and its majority owned, WebADTV. Cohn, who will serve as a non-executive Chairman of the board of iNTELEFILM and WebADTV, was founder and most recently the Chairman and CEO of Damark International, Inc., recently renamed Provell, Inc., a Minneapolis-based company that develops, markets and manages leading edge membership and customer relationship management programs.

         Christopher T. Dahl former Chairman and founder of iNTELEFILM stated "We are glad to have Mark here as a leading member of our board. We believe Mark's business skills and experience will prove to be invaluable assets as our business strategy evolves from an acquisitional to an operational emphasis."

         Dahl will continue to serve as a board member and Chairman Emeritus.

ABOUT iNTELEFILM

         iNTELEFILM CORPORATION (OTCBB:FILM), based in Minneapolis, is a service provider for the television commercial production industry, offering extensive production capability and the exclusive services of established industry talent. Individual companies managed under the iNTELEFILM umbrella include CHELSEA PICTURES, New York, Los Angeles and Sydney, Australia; CURIOUS PICTURES, New York and San Francisco; DCODE, New York; and WebADTV, INC., Minneapolis. iNTELEFILM trades on the Over-the-Counter Bulletin Board Market under the symbol "FILM." Additional information on the company can be found in the company's filings with the Securities and Exchange Commission and on its website:
WWW.INTELEFILM.COM.